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                                                                    EXHIBIT 99.2

NEWS RELEASE

FOR IMMEDIATE RELEASE
---------------------

JULY 16, 2003                                     CONTACT:    INVESTOR RELATIONS
                                                  PHONE:      865-380-3206
                                                  FAX:        865-380-3784


       CLAYTON HOMES, INC (CMH-NYSE) ADJOURNS SPECIAL MEETING FOR 2 WEEKS

Clayton Homes' (CMH: NYSE) shareholders voted today to adjourn the special meeting of shareholders for two weeks on the recommendation of the company's board of directors. The meeting will reconvene at the company's headquarters at 5000 Clayton Road, Maryville, TN 37804 at 11:00 a.m. eastern daylight time on Wednesday, July 30, 2003 to vote on the Berkshire Hathaway merger offer. No shareholder vote was taken on this offer at today's meeting.

Several large institutional shareholders requested that additional time be given for bona fide bidders to have an opportunity to conduct due diligence and to consider making a superior proposal. "This course gives shareholders the best of both worlds," remarked Kevin T. Clayton, chief executive officer and president. "The Berkshire Hathaway offer is preserved, and other bidders that our board determines are reasonably likely to submit a superior proposal will have the opportunity to conduct due diligence to determine whether or not they are interested in submitting a formal offer prior to our July 30 meeting. Our goal is--and has always been--to maximize shareholders' value, and this will give us the opportunity to further pursue that goal."

In consideration for agreeing to amend the merger agreement to allow for such an opportunity, the board agreed to pay Berkshire Hathaway a $5 million fee by the close of business tomorrow.

Clayton Homes, Inc. is a vertically integrated manufactured housing company with 20 manufacturing plants, 296 Company owned stores, 611 independent retailers, 86 manufactured housing communities, and financial services operations that provide mortgage services for 168,000 customers and insurance protection for 100,000 families.

This press release contains forward-looking statements with respect to management's beliefs about the financial condition, results of operations and business of Clayton Homes in the future. These statements involve risks and uncertainties. The actual outcome could differ materially from that contemplated by such statements. Factors that could cause or contribute to such differences could include, but are not limited to: market conditions in the manufactured housing market, the degree of continued market acceptance of Clayton Homes' products, competition, failure of the requisite stockholders to approve the merger, litigation related to the merger, and merger-related costs and expenses. The non-merger related factors mentioned above, as well as other factors that could affect Clayton Homes' business, are discussed in Clayton Homes' Annual Report on Form 10-K for the fiscal year ended June 30, 2002, on file with the Securities and Exchange Commission. Clayton Homes does not undertake any obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.